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THE COCA-COLA COMPANY ANNOUNCES
SENIOR LEADERSHIP SUCCESSION PLAN

Muhtar Kent to Succeed Neville Isdell as Chief Executive Officer in July of 2008; Isdell to Remain as Chairman Until 2009 Annual Meeting

ATLANTA, Dec. 6, 2007 – The Coca-Cola Company today announced its Board of Directors has approved the recommendation of Chairman and Chief Executive Officer Neville Isdell for an evolution of the Company’s leadership structure.  Under the new structure, President and Chief Operating Officer Muhtar Kent will succeed Isdell as chief executive officer as of July 1, 2008.  Isdell will remain chairman of the Board of Directors until the Company’s Annual Meeting of Shareowners in April 2009.

“The Coca-Cola Company is an enterprise of sustained, long-term growth.  Diligent, detailed succession planning is a vital part of that growth plan.  This next management step, which draws on the successful partnership between Muhtar and me, ensures that we will continue to grow and enhance Coca-Cola’s business around the world,” said Isdell.  “I have been engaged with the Management Development Committee and the full Board in succession discussions and planning since my return in June 2004.  We are very certain that Muhtar is prepared for this next transition in management responsibilities and is the absolute right person to take our Company to the next level of performance.

“Having worked closely with Muhtar for nearly 20 years, I know that his combination of industry knowledge, passion for operational excellence, strategic vision and high level of interpersonal skills is the ideal blend to take our Company forward,” Isdell added.  “Muhtar is an outstanding example of the deep, talented group of individuals who populate our global system.  With the organization stabilized and sustainable growth clearly evident, I expect Muhtar to be outstanding as the leader of the committed team that developed and is now executing our Manifesto - our 10-year strategic growth plan.”

James D. Robinson III, chairman of the Committee on Directors and Corporate Governance, said:  “The Board is pleased to have an individual of Muhtar Kent’s experience, vision and dedication to the business as the next chief executive officer of the Company.  Today’s announcement signals a seamless transition from the remarkable leadership provided by Neville Isdell to an exceptional future under Muhtar’s highly professional guidance and direction.  In addition, the Company will have the benefit of Neville’s continued participation as chairman until the 2009 shareowners meeting.”

Kent returned to The Coca-Cola Company in May 2005 as president of the North Asia, Eurasia and Middle East Group.  He was named president of Coca-Cola International in January 2006 and appointed president and chief operating officer of the Company in December 2006.  As COO, he has overseen a number of significant initiatives, including the acquisition of glacéau earlier this year, while year-to-date the Company has delivered strong volume and double-digit earnings growth.

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Kent first joined The Coca-Cola Company in 1978 and held a variety of marketing and operational roles leading to his appointment as president of the East Central European Division in 1989.  Kent held this position until 1995, overseeing 23 countries where, working closely with Isdell, he supervised the relaunch of Coca-Cola throughout East Central Europe in record time and quickly achieved market leadership in that geography, which the Company maintains to this day.

From 1995 to 1998, Kent was managing director of Coca-Cola Amatil Europe with bottling operations in 12 countries.  From 1999 until his return to the Company, Kent served as president and chief executive officer of the Efes Beverage Group, one of Europe’s largest international beverage businesses, and managing partner of Coca-Cola Icecek, a public Coca-Cola bottling company with franchises in Turkey and surrounding countries.

“The opportunity to lead The Coca-Cola Company is an extraordinary honor, and I am grateful to the Board for the confidence it has placed in me,” said Kent.  “I look forward to building on the strong foundation for sustainable growth that we have set in place for the Coca-Cola system around the world.”

Kent, who continues as president of the Company, will add the CEO position on July 1, 2008.  Isdell will continue in the dual capacity of chairman of the Board of Directors and CEO until that date and remain chairman until April 2009.

“We have accomplished a great deal in the last three and a half years, and I recognize my responsibilities – to the Company and to Muhtar – remain unfinished until Muhtar is successfully launched as CEO,” said Isdell.  “Management succession is the key final measure of any CEO’s success, and I will do all I can to ensure our progress is secure for many years ahead.”

The Coca-Cola Company

The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola®, recognized as the world's most valuable brand, the Company markets four of the world's top five nonalcoholic sparkling brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1.4 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

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